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EXHIBIT 21.1 SUBSIDIARIES OF TRITON PCS HOLDINGS, INC.

The consolidated accounts of Triton PCS Holdings, Inc. include Triton PCS Inc., Triton PCS Holding Company, LLC, Triton PCS License Company, LLC Triton PCS Equipment Company, LLC, Triton PCS Operating Company, LLC, Triton Management Company, Inc., Triton Investment Company, Triton Finance Company.